SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant / /
                 Filed by a Party other than the Registrant /X/
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                         / / Preliminary Proxy Statement
     / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
                                  14A-6(E)(2))
                         / / Definitive Proxy Statement
                       /X/ Definitive Additional Materials
                 / / Soliciting Material Pursuant to Rule 14a-12

                           ART TECHNOLOGY GROUP, INC.


                (Name of Registrant as Specified In Its Charter)

Mitchell Wright Technology Group, LLC, SSH Partners I, LP, Mitchell-Wright, LLC, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required

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Attached as Exhibit 1 is a letter to shareholders delivered by Mitchell-Wright
Technology Group, LLC to shareholders of the issuer together with its definitive proxy statement on October 13, 2004.

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Exhibit 1



                      Mitchell-Wright Technology Group, LLC
                         8060 Montgomery Road, Suite 205
                              Cincinnati, OH 45236


October 12, 2004


Dear Fellow Shareholder:

     We believe that the proposed acquisition of Primus Knowledge Solutions, Inc. ("Primus") by Art Technology Group, Inc. ("ATG"), under management's current plan, may result in further deterioration of shareholder value. Management's plan fails to extract the necessary cost synergies, and fails to protect the balance sheet. In our opinion, Art Technology Group, Inc. can be profitable today on a stand-alone basis, and can thrive without the proposed Primus acquisition.

     We strongly believe in ATG's greatest assets - its customer base, strong product innovations and high customer loyalty - and we believe these assets should be protected and profitably enhanced. We have always had enormous respect for ATG, for the outstanding achievements of its employees and for the culture of innovation and integrity that has contributed to its success.

     As a stockholder of ATG, we believe that the ATG board owes a duty to pursue stockholder value and to guide ATG to profitable growth for the benefit of its stockholders. Our decision to solicit your proxy is entirely motivated by what we believe is in the best interests of stockholders from a financial perspective.

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      Vote AGAINST the merger agreement. Tell the Board that you want it to guide the Company to profitable operations, enhance the balance sheet and retain control of our strategic alternatives.

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     We believe stockholders should vote AGAINST the issuance of shares of ATG common stock in connection with the proposed merger. Consider the following:

o    ATG'S FINANCIAL POSITION WILL DETERIORATE
     In our opinion, neither ATG nor Primus has demonstrated a management culture or commitment to profitability. The proposed merger combines two companies with a history of losses. The combination creates an entity with merely the possibility of greater revenue but with the CERTAINTY of increased operating expenses. Should the additional revenue expected by management from the merger fail to materialize or the full level of cost reductions not be implemented, ATG's cash balance would quickly erode to a level well below the $30 million cash level cited by management as a critical threshold.

o    ATG'S STRATEGIC POSITION WILL NOT MATERIALLY IMPROVE
     While the proposed merger would enhance ATG's product portfolio, ATG would still be a software company with less than $100 million of revenue on an enterprise basis. ATG would still lack the size and breadth of offering required to be truly competitive in the software industry. In addition, the weak financial position that we believe would result from the merger would limit ATG's strategic options in the future.

o    THE INTEGRATION RISK OF THE PROPOSED MERGER IS SUBSTANTIAL
     We believe that the odds are against the success of this merger given management's post-merger operating plan. The complexity of putting two companies together, in a difficult economy, when each company is unable to consistently produce profits, presents daunting and unacceptable challenges.

o    THE FINANCIAL IMPACT ON ATG STOCKHOLDERS WILL BE NEGATIVE
     Management has asked shareholders to accept tremendous risk by approving the merger agreement without, in our opinion, providing an action plan that would produce financial results to justify the additional financial risk, operating risk and dilution that would result from the merger.

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     We urge you to vote AGAINST the proposed merger. Send a clear message to the Board and management of ATG that you believe this merger is not necessary and will harm the long-term value of your investment.


Very truly yours,



James H. Dennedy
Managing Partner
Mitchell-Wright Technology Group, LLC


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